MANNING & NAPIER FUND, INC.
                    ARTICLES SUPPLEMENTARY TO THE CHARTER


      Manning & Napier Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on April 22, 1996, adopted resolutions classifying an additional One hundred fifty million (150,000,000) of the unissued shares of the common stock of the Corporation (par value $.01 per share) as follows:

      Twenty Million (20,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class A common stock of the Corporation so that a total of 50,000,000 shares of the Corporation are currently classified as shares of Class A common stock;

      Twenty Million (20,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class D common stock of the Corporation, so that a total of 50,000,000 shares of the Corporation are currently classified as shares of Class D common stock;

      Twenty Million (20,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class G common stock of the Corporation, so that a total of 50,000,000 shares of the Corporation are currently classified as shares of Class G common stock;

      Twenty Million (20,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class H common stock of the Corporation, so that a total of 50,000,000 shares of the Corporation are currently classified as shares of Class H common stock;

      Twenty Million (20,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class I common stock of the Corporation, so that a total of 50,000,000 shares of the Corporation are currently classified as shares of Class I common stock;

      SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

      A description, preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation are set forth in Article Fifth of the Corporation's Articles of Incorporation, as amended, and have not been changed by the Board of Directors of the Corporation.

      THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the charter of the Corporation.

      IN WITNESS WHERREOF, Manning & Napier Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on April 22, 1996.

                    Manning & Napier Fund, Inc.

                    /s/ B. Reuben Auspitz
                        B. Reuben Auspitz, Vice President
Attest:

/s/Barbara Lapple
   Barbara Lapple, Secretary

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          THE  UNDERSIGNED, Vice President of Manning & Napier Fund, Inc., who
executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                    /s/ B. Reuben Auspitz
                        B. Reuben Auspitz